Exhibit 99.3

SECURED GUARANTY

(Capital Union Investments Limited)

THIS SECURED GUARANTY (this “Guaranty”) is made as of March 15, 2018 by Capital Union Investments Limited (“Guarantor”), for the benefit of SQ Investment Fund II, LLC (“Lender”), with reference to the following facts:

A. Mok Tsan San, an individual (“Borrower”), has executed that certain Secured Promissory Note (the “Note”) of even date herewith in favor of Lender.

B. Borrower owns all of the outstanding equity interests in the Guarantor and, for business reasons significantly beneficial to Guarantor, desires to guarantee the obligations of the Borrower under the Note.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor agrees as follows:

1. Guarantor unconditionally, absolutely and irrevocably guarantees to Lender the punctual payment and performance of all of the obligations of the Borrower to Lender under the Note, and under all modifications and amendments thereof. All such obligations are referred to in this Guaranty as the “Indebtedness” and will be payable and performable by Guarantor to Lender, without deduction, offset, defense or counterclaim.

2. This Guaranty is an absolute, unconditional and irrevocable guaranty of payment and performance of the Indebtedness (and not merely of collection) pursuant to the terms, conditions and covenants herein.

3. Guarantor agrees that Lender may at any time without consent of, or notice to, Guarantor, and without impairing or releasing the obligations of Guarantor hereunder:

(a)	Change the manner, place or terms of payment, and/or change or extend the time of payment of, or renew or alter, any of the Indebtedness and/or any security therefor;

(b)	Sell, exchange, release, surrender, realize upon or otherwise deal with in any manner any property at any time securing the Indebtedness;

(c)	Exercise or refrain from exercising any rights against the Borrower or others (including Guarantor or any other guarantors of the Indebtedness) or otherwise act or refrain from acting; or

(d)	Settle, compromise or subordinate any Indebtedness or any security therefor.

4. Guarantor assumes the full responsibility for being and keeping himself informed of the financial condition and assets of the Borrower and of all other circumstances bearing upon the risk of nonpayment of the Indebtedness which diligent inquiry would reveal.

5. Guarantor waives: (a) all presentments, demands for performance, notices of nonperformance, protests, and all other notices, including notices of all of the following: protest, dishonor, acceptance of this Guaranty, any default, partial payment or nonpayment of all or any part of the Indebtedness and the existence, creation or incurring of new or additional Indebtedness; (b) the benefits of any laws which provide that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduce a guarantor’s obligation in proportion to the principal obligation; and (c) any defense arising by reason of the invalidity, illegality or lack of enforceability of the Indebtedness or any part thereof, or by reason of any lack of authority, bankruptcy or other defense of the Borrower or any other person, or by reason of the failure of Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Borrower or any other person, or by reason of the cessation from any cause whatsoever of the liability of the Borrower or any other person with respect to all or any part of the Indebtedness, or by reason of any act or omission of Lender or others which directly or indirectly results in the discharge or release of the Borrower or any other person or any Indebtedness or any security therefor, whether by operation of law or otherwise.

6. Guarantor hereby waives any rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to the Guarantor by reason of California Civil Code Sections 2787 to 2855, inclusive.

7. Guarantor also waives any rights or defenses Guarantor may have in respect of his obligations as a guarantor by reason of any election of remedies by Lender.

8. The obligations of Guarantor hereunder are independent of the obligations of the Borrower. A separate action or actions may be brought and prosecuted against Guarantor for the full amount of the Indebtedness without first proceeding against the Borrower, any other guarantor of the Indebtedness or any other person or any security held by Lender and without pursuing any other remedy and without joining the Borrower, any other guarantor of the Indebtedness or any other person in any such action or actions. Any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall also operate to toll such statute of limitations applicable to Guarantor’s liability hereunder.

9. This Guaranty is secured by that certain Guarantor Security Agreement of even date herewith between Lender and Guarantor (the “Guarantor Security Agreement”). Any breach of the Guarantor Security Agreement shall also constitute a breach of this Guaranty.

10. If Lender or Guarantor files a suit against the other which is in any way connected with this Guaranty, the unsuccessful party shall pay to the prevailing party a reasonable sum for attorneys’ fees, costs and disbursements.

11. The liability of Guarantor hereunder shall be reinstated and revived, and the rights of Lender shall continue, with respect to any amount at any time paid on account of the Indebtedness which shall thereafter be required to be restored or returned by Lender upon the bankruptcy, insolvency or reorganization of the Borrower, or otherwise, all as though such amount had not been paid.

12. This Guaranty applies to, inures to the benefit of and binds all parties hereto, their heirs, devisees, legatees, executors, administrators, representatives, successors and assigns. Guarantor’s obligations under this Guaranty shall not be assigned or delegated, but this Guaranty shall pass to and be fully binding upon any successors, heirs, assigns and/or trustees of Guarantor. This Guaranty is assignable by Lender without notice with respect to all or any portion of the Indebtedness hereby guaranteed, and when so assigned, Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting the liability of Guarantor hereunder with respect to any Indebtedness retained by Lender.

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13. This Guaranty shall be governed by and construed according to the laws of the State of California, without regard to any conflict of law principles to the contrary. Although the printed provisions of this Guaranty were drawn by Lender, this Guaranty is the product of due negotiation between Lender and Guarantor, both of whom have been represented by (or have had the opportunity to be represented by) capable legal counsel. As such, this Guaranty shall not be construed either for or against Lender or Guarantor, but this Guaranty shall be interpreted in accordance with the plain meaning of the language contained in this Guaranty. The invalidity or unenforceability of any one or more provisions of this Guaranty will not affect any other provision. Each of Guarantor and Lender (a) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any federal or state court located in Los Angeles, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in such courts, and (c) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

14. This Guaranty constitutes the entire agreement of Guarantor and Lender with respect to the subject matter hereof and there are no promises, statements or representations of any kind or nature whatsoever other than those herein contained. No delay or failure by Lender to exercise any right or remedy against Guarantor will be construed as a waiver of that right or remedy. No obligation of Guarantor under this Guaranty may be waived except by written instrument executed by Lender. All rights and remedies of Lender against Guarantor are cumulative and not exclusive and may be exercised successively or concurrently. No exercise of any right or remedy shall be deemed to be an election of remedies and preclude exercise of any other right or remedy.

“GUARANTOR”

Capital Union Investments Limited

By:	/s/ Mok Tsan San
Mok Tsan San, Managing Director

Guarantor’s Address for Notice:

Unit 2101, 21st Floor

MassMutual Tower

33 Lockhart Road

Wanchai, Hong Kong

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